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                        [Coopers & Lybrand Letterhead]

November 16, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by PC Quote (copy attached), which we understand will be filed with the Commission, pursuant to Item 5 of part 2 of Form 10QSB, as part of the Company's Form 10QSB report for the Quarter ended September 30, 1995. We agree with the statements concerning our Firm in such Form 10QSB.

Very truly yours,